Exhibit (1)(h)

MERIDIAN FUND, INC.

ARTICLES OF AMENDMENT

Meridian Fund, Inc., a Maryland corporation having its principal office in Maryland at c/o The Corporation Trust Incorporated, 351 W Camden Street, Baltimore, Maryland 21201 (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

SECOND: Pursuant to authority expressly vested in the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation (“Articles”), as amended, and in accordance with Section 2-605(a)(2) of the Maryland General Corporation Law, and pursuant to resolutions duly adopted at a meeting duly called and held, the Board of Directors of the Corporation amended the names of the following series and shares of common stock, $0.01 par value per share, of the Corporation as set forth below:

Current Name	New Name
Meridian Contrarian Fund- Institutional Class	Meridian Contrarian Fund- Investor Class

Meridian Equity Income Fund- Institutional Class	Meridian Equity Income Fund- Investor Class

Meridian Growth Fund- Institutional Class	Meridian Growth Fund- Investor Class

Meridian Small Cap Growth Fund- Institutional Class	Meridian Small Cap Growth Fund- Investor Class

Meridian Contrarian Fund- Retirement Class	Meridian Contrarian Fund- Institutional Class

Meridian Equity Income Fund- Retirement Class	Meridian Equity Income Fund- Institutional Class

Meridian Growth Fund- Retirement Class	Meridian Growth Fund- Institutional Class

Meridian Small Cap Growth Fund- Retirement Class	Meridian Small Cap Growth Fund- Institutional Class

THIRD: The shares authorized and classified in Article SECOND hereto shall have identical voting, dividend, liquidation, and other rights with each previously authorized and classified series of the Corporation as set forth in Article V of the Articles and shall be subject to all other provisions of the Articles relating to the stock of the Corporation generally.

FOURTH: Pursuant to Section 2-208.1(d)(2) of the Maryland General Corporation Law, these Articles of Amendment to the Articles set forth herein shall become effective on December 17, 2014.

IN WITNESS WHEREOF, Meridian Fund, Inc. has caused these Articles of Amendment to be executed by its President and attested by its Secretary on this 15th day of December, 2014. The President of the Corporation who signed these Articles of Amendment hereby acknowledges in the name and on behalf of said corporation to be the corporate act of the Corporation, and states under the penalties of perjury that to the best of his knowledge, information and belief, the matters and facts relating to approval hereof are true in all material respects.

Meridian Fund, Inc.

By:	/s/ David Corkins
David Corkins
President

Attest:

By:	/s/ Rick Grove
Rick Grove
Secretary